News Release

Tutor Perini Announces Appointment of Gary Smalley as its New CEO
-- Ronald Tutor Will Serve as Executive Chairman of the Board through 2026 --

LOS ANGELES – (BUSINESS WIRE) – January 2, 2025 – Tutor Perini Corporation (NYSE: TPC) (the “Company”), a leading civil, building and specialty construction company, announced today that Gary Smalley has become the Company’s Chief Executive Officer and a member of its Board of Directors. Mr. Smalley, formerly President, succeeds Ronald N. Tutor who has transitioned to the role of Executive Chairman of Tutor Perini’s Board of Directors after serving as Chairman and CEO since 2008.

Prior to today’s announcement, Mr. Smalley served as President of Tutor Perini since November 2023, when the Company announced its formal succession plan under which he would succeed Mr. Tutor as CEO, effective January 1, 2025. Previously, Mr. Smalley served as Executive Vice President and Chief Financial Officer of the Company since September 2015. Before joining Tutor Perini, he held several financial management roles during nearly 24 years with Fluor Corporation (NYSE: FLR), a publicly traded multinational engineering and construction firm.

Mr. Tutor said, “Gary is an outstanding and seasoned leader, and we could not be more confident about our future with him as our new CEO. Since joining the Company nearly 10 years ago, Gary has played an instrumental role in the growth and prosperity of Tutor Perini as we have capitalized on increased infrastructure spending across our civil and building end markets and strengthened our balance sheet. Today, with a record backlog and tremendous visibility into future cash flow generation and profitability, the Company is well positioned to continue creating value for shareholders over the near and long term.”

Robert Lieber, the Company’s Lead Independent Director, remarked, “Our Board reiterates its strong confidence in Gary’s appointment to serve as Tutor Perini’s new CEO and looks forward to working with him to help guide the Company into the future. We also wish to express our deep gratitude to Ron and congratulate him on his more than 61 years of outstanding career accomplishments that have greatly improved our nation’s infrastructure while creating thousands of jobs with lasting economic benefits across the United States. It is a privilege to serve alongside such a successful and long-time leader of the construction industry.”

Mr. Smalley added, “I am truly honored to succeed Ron Tutor, an icon and giant in our industry, and step into the role of CEO of this great company. I am committed to further advancing our strategy as we execute on recent major project wins, return to profitability and pursue growth opportunities that enhance shareholder value. I would like to thank Ron for his mentorship and extraordinary leadership in establishing such a strong foundation for continued success. I look forward to continuing to work with him, the Board and our outstanding leadership team to achieve our long-term growth objectives and lead the Company to a new era of success.”

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil, building and specialty construction company offering diversified general contracting and design-build services to private customers and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget, while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including planning and scheduling of manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including site work, concrete forming and placement, steel erection, electrical, mechanical, plumbing and heating, ventilation and air conditioning (HVAC).

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations & Corporate Communications
www.tutorperini.com